Exhibit 10-1

                            PARTICIPATION AGREEMENT


THIS AGREEMENT made and entered into the 18th day of January, 2005, by and between PIONEER OIL AND GAS, a Utah corporation, whose address is 1206 W. South Jordan Parkway, Unit B, South Jordan, Utah 84095-5112 (hereinafter referred to as "Pioneer") and Avalon Gold Corporation whose address is Suite 806, 1288 Alberni Street, Vancouver, British Columbia V6E4N5 (hereinafter called "Participant").

                                    RECITALS

Pioneer represents without any warranty of title, except against the claims of any person or persons whomsoever claiming or to claim the same, by, through or under Pioneer, that it is an owner of interest in the oil and gas leasehold interests described in Exhibit 1 attached to this Participation Agreement and by this reference made a part hereof, which oil and gas leasehold interests will be referred to as the "Contract Acreage".

Pioneer and Participant desire to enter into an agreement for the exploration and development of the Contract Acreage.

                                   AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

I
ACREAGE PURCHASE AND CLOSING

1.1	Upon execution of this Agreement, Participant shall pay Pioneer Seven
Hundred and Six Thousand Two Hundred and Seventy-Nine Dollars ($706,279.00) for an undivided Eighty-Five Percent (85.0%) working interest and an undivided Sixty-Eight Percent (68.0%) net revenue interest in the Contract Acreage pursuant to the terms of this Agreement. The amount paid herein is based on a sales price of the Contract Acreage to Participant of $63.00 per net acre.

1.2	Pioneer agrees to allow Participant to view Pioneer's 2-D seismic data crossing the Contract Acreage for evaluating the Contract Acreage, as long as Participant holds such data confidential and does not copy or divulge the data to any other party without the express written consent of Pioneer. Any additional seismic that the parties may mutually agree to acquire over the Contract Acreage shall be paid entirely by Participant with the parties owning the data in the same proportion as their working interest in the Contract Acreage.

                                       II
                               INITIAL TEST WELL

2.1	Upon payment by Participant of the amount stated in paragraph 1.1 and prior to November 1, 2010, Participant agrees to drill one well on the Contract Acreage. The first well shall be defined as the Initial Test Well. The Initial Test Well on the Contract Acreage shall be drilled at a location on the Contract Acreage as mutually agreed upon by the parties hereto. Participant shall serve as the operator of the Contract Acreage and shall drill the Initial Test Well with due diligence in a workmanlike manner to a depth sufficient to test the base of the Emery Formation (hereinafter called "Total Depth") unless the parties hereto agree to complete or abandon the Initial Test Well at a lesser depth. Failure by Participant to drill a well on the Contract Acreage by November 1, 2010, in the manner provided above shall cause Participant to forfeit all of its interest in the Contract Acreage to Pioneer.

                                      III
                                SUBSTITUTE WELL

If, because of encountering impenetrable substances, heaving shale, excessive salt, mechanical conditions, or other conditions which after a diligent effort, the Operator is unable to overcome and which make further drilling impracticable, the parties hereto may discontinue the drilling of any well referred to herein under this Participation Agreement before the depth requirement is satisfied or discontinue an attempted completion. The parties shall have the right, but not the obligation, to drill a substitute well at a location in the same quarter-quarter section in which said discontinued well was located, provided the actual drilling of said substitute well is commenced not later than thirty (30) days after the abandonment of the discontinued well.
Such substitute well shall be drilled in the manner and to the depth specified for the discontinued well. If the substitute well is commenced, drilled, and completed as herein provided, the Participant shall be deemed to have complied with this Agreement as to the discontinued well to the same extent as if the discontinued well had been commenced, drilled, and completed in accordance herewith. Each reference herein to a well shall include a substitute well therefor. The sharing of costs associated with the drilling and completion of the substitute well shall be on the same basis as for the discontinued well.

                                       IV
                            INFORMATION AND REPORTS

In connection with the drilling of any well on the Contract Acreage, the Operator shall furnish the non-operating party with the following upon request:

A.	One copy of daily drilling and completion reports.

B.	Give Pioneer at least Twenty-Four (24) hours notice of the time
        Participant intends to commence drilling if requested by Pioneer.

C.	One copy of the information as to the results of all evaluations.

D.	One copy of all logs.

E.	One copy of any completion reports, governmental reports and geological reports.

Pioneer or its authorized representative shall at all times have complete and free access, at its own risk, cost and expense, to the derrick floor of any well drilled on the Contract Acreage and to any and all information obtained or acquired in the course of, or as a result of, drilling a well on the Contract Acreage.

                                       V
              COSTS OF DRILLING AND COMPLETING INITIAL TEST WELLS

5.1	Participant shall pay One Hundred Percent (100%) of all costs of drilling the first two wells drilled on the Contract Acreage along with 100% of all costs of logging or testing the wells. If either of the first two test wells is deemed a dry hole, Participant shall pay One Hundred Percent (100%) of all costs of plugging and abandoning such well(s) and restoration of the surface upon which the well(s) reached its authorized depth and completion of all tests deemed necessary by the Operator.

5.2	If Participant elects to complete either or both of the first two wells drilled on the Contract Acreage, Participant shall pay One Hundred Percent (100%) of all completion costs through the tanks along with any costs associated to hook up the well(s) to pipeline for the well(s) to be capable of producing into a commercial pipeline for sale. If Participant does not wish to participate in an attempted completion of a well, Participant shall so notify Pioneer within Twenty-Four (24) hours (excluding Saturday, Sunday and legal holidays) after reaching Casing Point and all electric logs have been received, at which time the provisions of Article VI of the Operating Agreement shall govern such completion attempt.

5.3	After the first two wells are drilled and if productive are hooked-up to a pipeline and capable of producing oil and gas in commercial quantities, Participant shall pay 85% of all costs of operating the first two wells and Pioneer shall pay 15% of the operation costs of such wells as reflected in their working interest ownership in such wells.

5.4	Subsequent wells drilled after the first two wells on the Contract
Acreage shall require Pioneer to either farmout its interest on a well by well basis under Article VI herein or participate or not participate for its interest in the well pursuant to the provisions contained in the Operating Agreement.

                                       VI
            FARMOUT OR PARTICIPATION OF PIONEER IN SUBSEQUENT WELLS

6.1	On any well after the first two wells drilled on the Contract Acreage by
Participant that Pioneer chooses not to participate and elects instead to farmout its interest, Pioneer's interest for the subsequent well shall be farmed out under the provisions of this Article VI of the Participation Agreement. Participant shall also be required to commence drilling the well in which Pioneer has farmed out its interest within the time frame set forth in Article VI of the Operating Agreement for the provisions herein contained to apply.

6.2	Pioneer shall farmout to Participant its working interest in any well after the first two wells on the Contract Acreage ("Farmout Well"), that it chooses not to participate in the costs of drilling and completion of such well, on a 60/40 basis. Prior to payout, Participant for paying 100% of the drilling and completion costs attributable to Pioneer's working interest, shall be entitled to Pioneer's 15% working interest and twelve percent (12.0%) net revenue interest in and to the production attributable to the Farmout Well. Pioneer's retained overriding royalty interest shall not be affected by the farmout. After payout, Participant shall be entitled to receive sixty percent (60%) of Pioneer's working interest and sixty percent of Pioneer's net revenue interest in the well wherein Pioneer farmed out its interest in the drillsite location of such well. Pioneer shall own, after payout of any well that it has farmed out its interest in the drillsite location, a 6.0% working interest, and a 4.8% net revenue interest in the production attributable to such well. After payout, Pioneer shall assign to Participant a 9.0% working interest and a 7.2% net revenue interest in the drillsite location of the well that has achieved payout in which Pioneer and Participant have owned 100% of the working interest
in the drillsite location.   No assignment will be made or earned by Participant
on wells that fail to reach payout.

6.3	Payout shall be defined in this Agreement as the point in time when the market value of the cumulative production sold from the applicable well, after severance and ad valorem taxes are deducted and lease burdens shall equal one hundred percent of the drilling, completing and operating costs attributable to such well.

6.4. 	If Participant, at any depth, elects to abandon any well drilled under this Article VI, it shall notify Pioneer of its intention to so abandon and Pioneer shall have the option to take over the operation of such well, but in order to exercise said option, Pioneer must notify Participant of its intention to do so within 24 hours (Saturday, Sunday and legal holidays excluded) after
(i) the receipt of notice from Participant of its intention to abandon or (ii) the receipt of a field print of all electric or sonic logs run, whichever is later. In such event, Pioneer may also take over any salvageable material and equipment at the wellsite and in the well and reimburse Participant for the reasonable value of the salvageable material or equipment taken over as determined in accordance with Exhibit "C" to the Operating Agreement, less the estimated costs of salvaging and thereafter all such material and equipment in and on such wellsite shall be owned by Pioneer and all of Participant's rights and interest hereunder in said well shall be owned and assigned to Pioneer. Thereafter, all operations conducted on such well shall be at Pioneer's sole cost and risk, including the cost of plugging and abandoning the well and shall be outside of the Operating Agreement attached hereto. If Pioneer does not exercise such option, Participant shall promptly plug and abandon said well in accordance with the Operating Agreement.

6.5	In the drilling of any well wherein Pioneer farms out its interest to
Participant under this Agreement, Participant shall be acting independently and not as Pioneer's agent, employee, and partner nor as a member of an association with Pioneer. All drilling and completion operations performed by Participant shall be drilled without cost or expense to Pioneer, and Pioneer shall have no responsibility or liability in connection with any of such operations. Participant agrees to indemnify Pioneer against and hold it harmless from any and all claims, demands, liabilities and liens of every character arising in connection with the drilling and completion of all wells on acreage wherein Pioneer has farmed out its interest to Participant.

                                      VII
                           ASSIGNMENT UNDER AGREEMENT

Upon Participant paying its share of the Contract Acreage at Closing, Pioneer shall assign to Participant without warranting title of the lessor under the leases, an assignment of an Eighty-Five Percent (85.0%) working interest and a Sixty-Eight Percent (68.0%) net revenue interest in and to the Contract Acreage.

Such assignment along with any other assignments made pursuant to this Agreement shall be subject to all the terms and conditions of this Agreement specifically those enumerated in Article VI herein, and any other agreements relating to the Contract Acreage and existing as of the date of this Agreement.

In the event, Participant fails to drill the Initial Test Well on the Contract Acreage sufficient to test base of the Emery Formation on or before November 1, 2010, Participant shall reassign the interest conveyed herein to Participant on Closing under Article I in the Contract Acreage back to Pioneer.

                                      VIII
                              OPERATING AGREEMENT

It is understood and agreed that Participant shall be Operator of the Contract Acreage. All joint operations on the Contract Acreage shall be conducted in accordance with that mutually negotiated Model Form Operating Agreement which shall become effective as between the parties hereto when the agreement is executed by the parties herein. In the event of a conflict between the terms and conditions of the Model Form Operating Agreement and this Agreement, the terms and conditions of this Agreement shall prevail.

                                       IX
                            AREA OF MUTUAL INTEREST

The rights and obligations created under this paragraph shall commence on the date of this agreement and extend until November 1, 2010, at which time the terms of this Area of Mutual Interest ("AMI") shall terminate. In the event either party acquires an oil and gas leasehold interest after the date of this Agreement ("Acquired Interest" as defined herein), covering any acreage within the legal description of the Contract Acreage set forth in Exhibit 1 and including lands located in Wasatch County, Utah within the following legal description:

Wasatch County, Utah in the Uintah Special Meridian Township 5 South, Range 10 West, Sections: 1-36

the acquiring party (hereinafter referred to as "Proposing Party") shall promptly notify the non-acquiring party (hereinafter referred to as "Non-Proposing Party") of such Acquired Interest and shall attach a copy of the instrument evidencing the same, together with all title materials in its possession and an itemized statement of the acquisition costs attributable to each such Acquired Interest. Such acquisition costs shall exclude any overhead, financing or other internal costs incurred by the Proposing Party. The Non-Proposing Party shall have the option to acquire its proportionate share as set forth in Article I for Participant 85% and 15% of any interest offered for Pioneer, of the Acquired Interest by notifying the Proposing Party of its election in writing within fifteen (15) days (seventy-two (72) hours exclusive of Saturdays, Sundays, and legal banking holidays in the event an oil and gas rig is drilling or standing by accumulating charges anywhere within the proposed area in which the Acquired Interest is located) after receipt of such offer. Failure of a Non-Proposing Party to so notify the Proposing Party in the specified time period shall be deemed an election not to participate. Should the Non-Proposing Party elect to acquire its proportionate share of the Acquired Interest, such party shall within thirty (30) days of its election, pay to the Proposing Party its share of the acquisition costs or assume its proportionate share of any contractual commitment necessary to earn such Acquired Interest. Upon such payment, the Proposing Party shall promptly execute and deliver to the Non-Proposing Party an assignment, in customary form and containing a "By, Through and Under" Warranty as to title of the leasehold interest assigned. If the Proposing Party does not receive timely payment from the parties who elect to so participate, the Proposing Party may give such non-paying parties certified written notice that failure to receive such payment in five (5) days shall be deemed an election by such non-paying party to not participate in the acquisition of such interest.

9.2	It is understood that any such Acquired Interest offered to Participant by Pioneer or Participant to Pioneer shall be subject to all the terms and conditions of this Agreement and such interest shall be subject to the 15% carried working interest of Pioneer for the first two wells drilled on the Contract Acreage. Any Acquired Interest shall be deemed as Contract Acreage under the terms of this Agreement. In addition, Pioneer shall be assigned an overriding royalty interest of five percent (5.0%) of eight-eighths on any Acquired Interest. Therefore, any interest acquired by Participant or offered to Participant pursuant to this Article IX shall be burdened by the 5.0% overriding royalty interest in favor of Pioneer.

9.3	If the Non-Proposing Party elects not to participate in such acquisition, the lands so acquired shall be deemed to be excluded from this agreement and all rights thereto shall be deemed to be owned exclusively by the Proposing Party and any party herein who elects to acquire its share of such interest, and other than the change of ownership, all other provisions of this agreement shall apply.

9.4	It is understood and agreed that the terms and provisions of this
Agreement and specifically this Article IX do not apply to the acquisition by either party of developed or undeveloped properties acquired as a result of a merger, reorganization, consolidation, or acquisition of all or substantially all of another companies assets.

                                       X
                                 DELAY RENTALS

If any delay rental, shut-in royalty or minimum royalty payment should become due and payable under the terms of the oil and gas lease(s) described in Exhibit "A" of the Operating Agreement, Participant shall make a bona fide effort to pay such payment on or before the due date, billing Pioneer 15.0% of said payment. Participant shall not be held liable for failure of Participant to make timely payment for any reason whatsoever. Pioneer shall be furnished a statement showing proof of payment of any delay rentals hereunder.

                                       XI
                                ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties and no waiver, representation, modification or agreement, oral or otherwise, shall affect the subject matter hereof unless and until such waiver, representation or agreement is reduced in writing and executed by an authorized representative of the parties.

                                      XII
                            ASSIGNMENT OF AGREEMENT

This Agreement, and the rights and obligations created hereunder, may be freely assigned by Participant in whole or in part subject to the written consent of Pioneer which consent shall not be unreasonably withheld.

                                      XIII
                          RELATIONSHIP OF THE PARTIES

Except as otherwise provided, the liabilities of the Parties hereto shall be several and not joint or collective, and both Parties shall be responsible only for its share of the costs and liabilities incurred as provided hereunder. It is not the purpose or intention of this Agreement to create any partnership, mining partnership, or association, and neither this Agreement nor the operations hereunder shall be construed or considered as creating any such relationship.

                                      XIV
                                      TERM

Subject to the other provisions of this Agreement, the same shall remain in force for the life of the oil and gas leases covering the jointly owned leased premises and any extensions or renewals thereof and new leases covering any part of Contract Acreage within six months of expiration of the lease, whether by production or otherwise.

                                       XV
                                    NOTICES

All notices that are required or authorized to be given hereunder, except as otherwise specifically provided herein, shall be given in writing by the United States mail or by facsimile, postage or charges prepaid, and addressed to the party to whom such notice is given as follows:

	PIONEER OIL AND GAS
	1206 W. South Jordan Parkway
	Unit B
	South Jordan, Utah 84095
	Telephone:  (801) 566-3000
	Facsimile:  (801) 446-5500

	PARTICIPANT:
	Avalon Gold Corporation
	Suite 806
	1288 Alberni Street
	Vancouver, British Columbia V6E4N5
	Telephone: (604) 664-0499
	Facsimile:	(604) 664-0498

Each party to this agreement may change its address or telephone number for any and all purposes by notifying the other party of such change in writing. The return receipt of the United States Postal Service (if notification is made by letter) or any facsimile shall be proof of the date and time of the receipt of notice as provided for herein.

                                      XVI
                               TIME FOR EXECUTION

It is understood that time shall be of the essence to this Agreement and that no provision hereof shall be modified or waived except in writing.

The terms, covenants and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors and assigns; and said terms, covenants and conditions shall be covenants running with the land covered hereby and the leasehold estate therein and with each transfer or assignment of said land or leasehold estate.

                                      XVII
                                    GENERAL

A.	This Agreement shall be construed under the laws of the State of Utah.
Further, the parties to this Agreement hereby submit and consent to the exclusive jurisdiction of the Supreme Court of the State of Utah, and of the Federal District Court for the District of Utah, in any action brought to enforce (or otherwise relating to or arising out of) this Agreement. In addition, the parties to this Agreement agree that the venue shall be proper in each of these courts

B.	No waiver shall be deemed to have been made by any party hereto of any rights hereunder unless such waiver is in writing and signed by the party making the waiver, and then such waiver shall be effective only with respect to the specific instance involved and shall in no way impair or offset any rights of such party in any other respect or at any other time.

C.	The clause headings appearing in this Agreement have been inserted for the purpose of convenience and ready reference. They do not purport to, and shall not be deemed to define, limit, or extend the scope or intent of the clauses to which they appertain.

D.	If any provision of this Agreement shall be found void, voidable, or unenforceable, nevertheless, the remaining provisions shall remain in force.

E.	This Agreement constitutes the entire understanding and contract among the parties hereto and supersedes any and all prior or contemporaneous oral or written representations or communications with respect to the subject matter hereof, all of which communications are merged herein.

EXECUTED as of the day and year first above written.

ATTEST:	PIONEER OIL AND GAS


/s/: Greg Colton	By:   /s/: Don Colton
_______________	________________________
	Title:  President


ATTEST:	PARTICIPANT:	AVALON GOLD CORPORATION


/s/: George Brazier	By:    /s/: Carlton Parfitt
_________________	___________________________
	Title:  President









                                   EXHIBIT 1
                          CONTRACT ACREAGE DESCRIPTION
                              WASATCH COUNTY, UTAH

							Gross/Net
							Acreage  	Lessors/Lease
	Acreage Description				Amount	       Expiration Date

1.   Township 5 South , Range 10 West, USM	      7,526.20	       UTU79756
Section 1: All								11/01/2011
Section 2: All
Section 3: All
Section 4: All
Section 9: All
Section 10: All
Section 11: All
Section 14: All
Section 15: All
Section 16: All (Lots 1,2,E/2,N/2NW/4,SE/4NW/4)
Section 21: All (Lots 1,2,E/2,N/2NW/4,SE/4NW/4)
Section 22: All
Section 23: All

2.   Township 5 South, Range 10 West, USM            259.63	        UTU80169
Section 19: All 							7/01/2012
Section 30: All

3.   Township 5 South, Range 10 West, USM          5,403.33	        UTU80171
Section 5: All 								7/01/2012
Section 6: All
Section 7: All
Section 8: All
Section 12: All
Section 13: All
Section 17: All
Section 18: All
Section 24: All

	Total Acreage 			           13,189.16/13,189.16

